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                                                                   EXHIBIT 10.20

                           [PENFORD CORPORATION LOGO]

                              TRANSITION AGREEMENT

        This Transition Agreement ("Agreement") is entered into by Jeffrey T. Cook ("Cook") and Penford Corporation ("Penford"), a Washington corporation.

                                    RECITALS

        A. Cook, a valued employee, has advised Penford that he will resign as Chief Executive Officer ("CEO") and President for personal reasons, which include his decision not to move his family when the corporate headquarters relocates out of Washington. Penford and Cook wish to enter into this Agreement to set forth the terms of Cook's separation from Penford and to facilitate the effective transition of Cook's duties to a new CEO.

        B. For the purposes of this Agreement, "Affiliates" means any entity or entities currently existing or subsequently organized or formed that directly or indirectly control, are controlled by or are under common control of Penford or the persons who control Penford, whether through the ownership of voting securities, by contract or otherwise.

                                   AGREEMENTS

        The parties agree as follows:

1. TRANSITION. Effective January 3, 2002, a new CEO accepted the position with Penford. As set forth more fully below, Cook will remain with Penford as President and will assist in facilitating an effective transition of responsibilities.

2. COMPENSATION. Cook will retain his base compensation of $350,000 while serving as President of the Company. In addition, he will be eligible for all benefits, which he previously received as President and CEO, except as provided in this Agreement. Cook's bonus compensation will be modified as follows: Cook's bonus for the first four months of the current fiscal year, September 1 through December 31, 2001 shall be $81,585 (70% of base salary for one-third of a year) and shall be paid no later than January 31, 2002. Commencing January 1, 2002, Cook's target bonus potential will be adjusted to fifty percent (50%) of his base compensation. His bonus for the remainder of the current and next fiscal year will be based on

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goals developed with the new CEO and Compensation Committee of the Board primarily related to Cook's role in accomplishing a successful transition. Except as provided above, any such bonus payment is at the sole discretion of the Compensation Committee of the Penford Board of Directors, and the amount of any such payment shall be determined and paid in the same manner it is provided to others, based on Penford designated group and individual participation levels and goals. Cook agrees and understands that such group and individual participation levels and goals are subjective in nature, vary between individual participants, and are subject to change by Penford. Excluding the $81,585 bonus identified above, Cook agrees that Penford's failure to pay a bonus under this provision or failure to fund a bonus at any specific level, shall not constitute a material breach of this Agreement or form a basis for rescission of this Agreement, provided any such decision is made in good faith and is supported by legitimate business reasons. Cook will retain his current level of benefits and employee perquisites until the termination of his employment, unless those benefits or perquisites are changed for other executive level employees.

3. EARLY TERMINATION. Penford has encouraged Cook to remain as President of the Company to assist in a transition, but recognizes that this may not meet Cook's personal goals. Therefore, either Cook or Penford may terminate their employment relationship at any time and for any reason. In any event, Cook shall be guaranteed his base salary through July 3, 2002, in addition to Severance described in Section 6.

4. BOARD/SHAREHOLDER FUNCTIONS. The parties recognize that it can be difficult to attract and retain a CEO, if a former CEO will play an active role on the Board. In light of that, Cook agrees that he will resign from service on the Board of Directors, if requested to do so by a two-thirds (2/3) vote of the other Board Members. Cook agrees that prior to his termination of employment he will vote his shares of Penford Common Stock in accordance with any recommendation of the Board of Directors. The provision applies only to the 31,833 shares of Penford Common Stock currently owned by Cook, any shares in Cook's 401k account, and any option shares Cook subsequently exercises.

5. CONSULTING CONTRACT. Penford wishes to avail itself of Cook's long history with and knowledge of Penford and its industry. If Cook complies with the other provisions of this Agreement he shall be offered a consulting contract for eighteen (18) months after he terminates employment, unless terminated for cause. The total amount of the contract will be $100,000 which will be paid quarterly. The services requested will not interfere with his ability to obtain or retain other employment, nor will they require him to relocate. Penford will reimburse Cook for any ordinary expenses in connection with his consulting services.

6. ADDITIONAL PAYMENTS AND BENEFITS.

   A. SEVERANCE. Penford shall pay Cook severance in the total amount of $500,000, less deductions and withholding. Said severance shall be payable monthly and the payments shall begin within the first month after the expiration of the 7-day revocation period set forth in Exhibit A, attached hereto. Payment shall be net of required withholding. It is agreed and acknowledged that payment under this Section 6, in whole or in part, constitutes full and


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adequate consideration for the covenants, obligations and waiver and release by
Cook set forth in this Agreement and that Penford would not be required to make any part of this payment, except as required in this Agreement. As a condition of receipt of the Severance, Cook must execute a Full Release of Claims in the form attached as Exhibit A within twenty-one (21) days after his last date of employment.

   B. COBRA. Should Cook elect COBRA coverage under Penford's medical benefits plan, Penford will reimburse Cook for premiums paid by Cook for such coverage for a period of eighteen (18) months following the termination of Cook's employment or until Cook has obtained other employment that provides medical benefits, whichever comes first. Cook shall be solely responsible for the timely payment of all COBRA premiums, should he elect COBRA, and for seeking reimbursement from Penford for premiums that are reimbursable under this Agreement. Penford may, at its option, extend Company coverage for all or a portion of the eighteen (18) months without requiring Cook to elect COBRA.

   C. OUTPLACEMENT SERVICES. Penford shall reimburse Cook for costs he incurs for job search services provided by an established consultant in the field in an amount not to exceed $14,000. The costs must be incurred within twelve (12) months of termination of employment to be reimbursable.

   D. ACCELERATION OF VESTING. If Cook remains with Penford through July 3, 2002, on the final day of Cook's employment with Penford, any unvested shares of Penford stock for which Cook then holds an option shall immediately vest. Such stock options may be exercised in accordance with the terms and conditions of the Penford Stock Option Plan[s] and any applicable granting documents. If Cook is terminated without cause prior to that time, he shall also be entitled to the foregoing accelerated vesting. If Cook is terminated with cause, he shall not be entitled to accelerated vesting.

7. PENFORD PROPERTY. Cook represents and warrants that at the end of his employment he will promptly turn over to Penford all files, memoranda, records, keys, credit cards, manuals and other documents, including electronically recorded documents and data, and physical property that Cook received from Penford or its employees or that Cook generated in the course of Cook's employment with Penford. Cook will be responsible for all fees and costs connected with the transfer. Cook may retain awards, mementos and other property of a personal nature. Upon the termination of Cook's employment, Penford shall sign over to Cook the title to Cook's company car.

8. WAIVER AND RELEASE.

   A. Cook expressly waives, releases and acknowledges satisfaction of all claims of any kind against Penford, its Affiliates, subsidiaries and related entities, their predecessors, successors and assigns, and their present and former shareholders, directors, officers, employees, agents and attorneys, in their individual and representative capacities (collectively "Released Parties"). This release is comprehensive and includes all claims (including claims to attorneys' fees), damages, causes of action or disputes, whether known or unknown, based upon acts or


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omissions occurring prior to the execution of this Agreement. This release includes, but is not limited to any action arising under common law or under any federal, state, or local statute or ordinance. This release includes, but is not limited to tort claims, claims for wrongful discharge, contract breach, violation of the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, or the Washington Law Against Discrimination. Cook expressly waives any rights under the Change of Control Agreement, dated October 24, 1995. That agreement shall be considered null and void. Excluded from this release are indemnification rights, Cook's rights under the Penford Corporation Supplemental Executive Retirement Plan, as restated September 1, 2001, claims Cook may have with regard to vested benefits under ERISA, workers' compensation claims or any other claim that cannot be lawfully released in this Agreement.

   B. Cook represents and warrants that he is the sole and exclusive owner of all respective claims, demands and causes of action, and that no other party has any right, title or interest whatsoever in any of the matters referred to herein, and there has been no assignment, transfer, conveyance or other disposition by Cook of any matters referred to herein.

9. CONFIDENTIAL INFORMATION.

   A. Cook will maintain the confidentiality of all confidential information Cook has regarding the Released Parties, including without limitation nonpublic information regarding finances, employees, former employees, customers, computer codes, plans, processes, marketing, strategies, formulas, vendors, products and services. Cook will not disclose or use such information, either directly or indirectly. Cook further represents and warrants that he has not disclosed, either directly or indirectly, or used in any way confidential or proprietary information of the Released Parties, except as authorized by the Released Parties. This Agreement supplements the obligations Cook has under law and under the Proprietary Information Agreement attached as Exhibit B, which is incorporated herein by reference.

   B. Cook agrees to keep the financial terms of this Agreement confidential, and will not disclose any information concerning its financial terms to anyone other than Cook's spouse, legal counsel and/or financial advisors, who will be informed of and bound by this confidentiality clause. This provision is not intended to restrict Cook from making disclosures as may be required by law or disclosing terms that have already been publicly disclosed by Penford.

10. COVENANT NOT TO COMPETE. For a period expiring twenty-four (24) months after his termination of employment, Cook shall not: (1) directly, indirectly or otherwise, own, manage, operate, control, serve as a consultant to, be employed by, participate in or be connected, in any manner, with the ownership, management, operation or control of any business that competes with Penford or any of its Affiliates or that is engaged in any type of business that, during the past twelve months, Penford has or had active plans to develop; (2) hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee or agent of Penford or any of its Affiliates to alter or discontinue his or her relationship with Penford or its affiliate or to do any act that is inconsistent with the interests of Penford or any of its Affiliates; (3) directly or indirectly solicit, divert, take away or attempt to solicit, divert or


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take away any customers or business of Penford or any of its Affiliates; or (4)
directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Penford or any of its Affiliates to alter or discontinue its relationship with Penford or any of its Affiliates. Businesses that are deemed to compete with Penford include, without limitation, businesses engaged in the manufacture or distribution of starch-based specialty chemicals and food ingredients. Notwithstanding Cook's obligations under this Section 10, Cook shall be entitled to own, as a passive investor, up to five percent (5%) of any publicly traded company without violating this provision. This provision is in addition to any obligation Cook has under his Proprietary Information Agreement.

   Penford and Cook agree that the provisions of this Section 10 do not impose an undue hardship on Cook and are not injurious to the public; that these provisions are necessary to protect the business of Penford and its Affiliates; that Penford would not enter into this Agreement, if Cook did not agree to the provisions of this Section 10; that the scope of this Section 10 is reasonable in terms of length of time and geographic scope; and that adequate consideration supports this Section 10, including consideration herein.

11. REVIEW AND REVOCATION PERIOD. Penford hereby advises Cook to obtain counsel to assist in assessing this offer and will provide reimbursement, with proper documentation, up to three thousand dollars ($3,000). This offer shall remain open until twenty-one (21) days following delivery of this offer, after which it shall expire. Cook has a period of seven (7) days from the date upon which he executes and delivers this Agreement to revoke his acceptance of this Agreement. If Cook decides to rescind this Agreement, he is required to deliver within seven (7) days from execution and delivery of this Agreement a notice addressed to the undersigned representative of Penford revoking Cook's acceptance of this Agreement. Such notice must be by personal delivery or certified mail, return receipt requested, and shall be deemed delivered when received by Penford. The effective date of this Agreement shall be the eighth day after the execution and delivery of this executed Agreement by Cook to the representative of Penford set forth below, provided that Cook has not revoked acceptance or rescinded the Agreement. This Agreement shall not be effective unless Cook duly executes and delivers this Agreement in accordance with the terms herein and no revocation or rescission occurs within seven (7) days after Cook's acceptance.

12. SEVERABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed liberally in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction over such matters shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.


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13. KNOWING AND VOLUNTARY AGREEMENT. Cook warrants and represents that he has carefully read this Agreement; knows its contents; has had an opportunity to discuss it and its effects with his attorney; understands that he is giving up all claims, damages or disputes as set forth in Section 8 of this Agreement, including claims, damages and disputes under the Age Discrimination in Employment Act; has been afforded ample and adequate opportunity to review and analyze this entire Agreement; understands its contents and its final and binding effect; has twenty-one (21) days to consider this Agreement before he signed it; has seven (7) days to revoke this Agreement after he signs it; and has signed it as his free and voluntary act.

14. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between Cook and Penford and supersedes any prior Agreements or understandings, express or implied, pertaining to the terms of Cook's employment with Penford and the termination of the employment relationship, except for the Proprietary Information Agreement (Exhibit B); any and all of Cook's stock or stock option agreements or grants; and the Penford Corporation Supplement Executive Retirement Plan, as restated September 1, 2001; each of which expressly survive this Agreement and are incorporated herein except as modified hereunder. Cook acknowledges that in executing this Agreement, Cook does not rely upon any representation or statement by any representative of Penford or any of the Released Parties concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement.

15. LITIGATION. This Agreement will be governed by the laws of the State of Washington, excluding its choice of law provisions. In the event of litigation pertaining to this Agreement or the termination of Cook's employment with Penford to the extent permitted by law, the prevailing party shall be entitled to its costs of litigation, including reasonable attorney's fees. All disputes hereunder shall be heard in a court of competent jurisdiction in King County, Washington. Cook agrees and acknowledges that Cook's violation of the provisions of Sections 9 and 10 of the Agreement would cause Penford or its Affiliates irreparable harm for which there would be no adequate remedy at law. Cook agrees that Penford will have the right (in addition to any other rights and remedies Penford or its Affiliates may have) to obtain injunctive relief to restrain any breach or threatened breach of Sections 9 and 10 of the Agreement or otherwise specifically to enforce performance by Cook of his obligations under Sections 9 and 10 of the Agreement. Cook agrees that Penford or its Affiliates will not be obligated to post bond or other security in seeking such relief. Cook further agrees that any profits made in violation of Sections 9 and 10 of this Agreement shall be held in constructive trust for the benefit of Penford or its Affiliates, as applicable.

16. NOTICES. Any notice required or permitted to be given hereunder shall be in writing, and shall be given by certified mail, return receipt requested, by courier or by personal delivery addressed as follows, unless otherwise designated in writing. Notices to Penford shall be addressed to Penford Corporation, Attention: Chief Executive Officer, 777 108th Avenue NE, Suite 2390, Bellevue, WA 98004. Notices to Cook shall be addressed to Jeffrey T. Cook, 6775 W. Mercer Way, Mercer Island, WA 98040. Any such notice shall be deemed to have been received on the day of delivery, if it is a business day and otherwise on the next business day.


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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the
17th day of January, 2002.

PENFORD CORPORATION.



/s/ William G. Parzybok, Jr.                       /s/ Jeffrey T. Cook
----------------------------                      -------------------
By Chairman of Board                              Jeffrey T. Cook
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                                    EXHIBIT A

In consideration for the severance payment described in paragraph 6A of the Transition Agreement executed by Cook on January 17, 2002, Cook expressly waives, releases and acknowledges satisfaction of all claims of any kind against Penford, its Affiliates, subsidiaries and related entities, their predecessors, successors and assigns, and their present and former shareholders, directors, officers, employees, agents and attorneys, in their individual and representative capacities (collectively "Released Parties"). This release is comprehensive and includes all claims (including claims to attorneys' fees), damages, causes of action or disputes, whether known or unknown, based upon acts or omissions occurring prior to the execution of this Agreement. This release includes, but is not limited to any action arising under common law or under any federal, state, or local statute or ordinance. This release includes, but is not limited to tort claims, claims for wrongful discharge, contract breach, violation of the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act, or the Washington Law Against Discrimination. Cook expressly waives any rights under the Change of Control Agreement, dated October 24, 1995. That agreement shall be considered null and void. Excluded from this release are indemnification rights, Cook's rights under the Penford Corporation Supplemental Executive Retirement Plan, as restated September 1, 2001, claims Cook may have with regard to vested benefits under ERISA, workers' compensation claims or any other claim that cannot be lawfully released in this Agreement.

Cook is hereby advised to review this release with an attorney prior to executing and delivering it to Penford. Cook agrees and acknowledges that he has been given a period of twenty-one (21) days to review and consider this release. Cook may execute this release any time before expiration of the twenty-one (21) days, in which case he shall waive the remainder of the consideration period. Cook acknowledges in executing this release that he has had all required notices and waiting periods set forth in the Older Worker's Benefit Protection Act. Cook also acknowledges that he is entitled to revoke this release for a period of seven (7) days after its execution. If not timely revoked, this release will be effective.

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